Exhibit 10.7

SUPPORT AND SERVICES AGREEMENT

This SUPPORT AND SERVICES AGREEMENT (this “Agreement”) is dated as of October 21, 2021 and is between Mozart Holdings, LP, a Delaware limited partnership (“Holdco”), Medline Industries, LP, an Illinois limited partnership and an indirect wholly owned subsidiary of Holdco (the “Company”), Blackstone Capital Partners VIII L.P., a Delaware limited partnership (together with its alternative investment vehicles, its affiliated co-investing funds and their alternative investment vehicles, “BCP”), and Blackstone Management Partners L.L.C., a Delaware limited liability company (“BMP”) affiliated with Blackstone Inc. (“Blackstone”).

BACKGROUND

1. From time to time Blackstone investment professionals provide support and services, including through business units designed to provide specific services, to its private equity portfolio companies (such as the Company) in order to enhance their value.

2. The Company, having been formed pursuant to a Purchase and Sale Agreement, dated as of June 5, 2021 (the “Purchase Agreement”), by and among Medline Industries, Inc., Mozart HoldCo, Inc., Mozart Debt Merger Sub Inc. and Mozart RE Debt Merger Sub Inc., pursuant to which affiliates of Blackstone acquired an interest in the Company (the “Transaction”), desires to avail itself of such services. Holdco, the Company and BCP believe that this will be beneficial to the Company, and BMP is willing to arrange for the provisions of such services in consideration of the payment of the fees, reimbursements and indemnities described below.

In consideration of the premises and agreements contained herein and of other good and valuable consideration, the sufficiency of which are hereby acknowledged, the parties agree as follows:

AGREEMENT

SECTION 1. Portfolio Operations Support.

(a) Portfolio Operations Group. Blackstone has established a “Portfolio Operations” group, which provide hands-on support to help such portfolio companies become more productive, efficient and valuable. During BCP’s consideration of the Transaction, Blackstone’s Portfolio Operations group, for the benefit of the Company and BCP, has evaluated opportunities for improving the Company’s performance and has worked — and is continuing to work — to help the Company’s management craft a 100-day plan, as well as longer term strategies.

(b) Engagement to Provide Support. As of the date of the closing of the Transaction (the “Closing Date”), and with retroactive effectiveness from the date of the Purchase Agreement, Holdco and the Company, jointly and severally, hereby engage BMP to arrange for Blackstone’s Portfolio Operations group to render to them and their respective subsidiaries Ops Support (as defined below). To that end, BMP intends to make available to Holdco and the Company and their respective subsidiaries the services customarily provided by Blackstone’s Portfolio Operations group to Blackstone’s private equity portfolio companies (the “Ops Support”), and the Company and BMP will mutually agree on the amount and type of Ops Support to be warranted and appropriate. BMP may, at any time, choose not to provide any such services. Such Ops Support shall be provided without charge, other than for the reimbursement of Out-of-Pocket Expenses set forth in Section 3.

SECTION 2. Other Services.

(a) Equity Healthcare. Blackstone has also established an “Equity Healthcare” group, which leverages the scale of Blackstone’s combined portfolio companies so as to hold down benefit and claims costs and deliver better quality health care to U.S. employees and their families. If so requested by Holdco or the Company, BMP agrees to make available to Holdco, the Company and their respective subsidiaries the opportunity to enter into an agreement with BMP or its affiliated designee pursuant to which Holdco, the Company and their respective subsidiaries will receive the healthcare-related services customarily provided by Blackstone’s Equity Healthcare group to Blackstone’s private equity portfolio companies. In consideration of such services, during the term of such agreement Holdco and the Company, jointly and severally, would pay to BMP or its affiliated designee a “Per Employee Fee”, as described below.

Per Employee Fee. No later than the fifth business day of each month after Holdco or the Company has requested such services, Holdco and the Company will, jointly and severally, pay to BMP or its affiliated designee, as the Per Employee Fee in respect of that immediately preceding month, an aggregate amount equal to the Per Employee Fee times the highest number of employees of Holdco and its subsidiaries that receive medical benefits arranged by BMP or its affiliated designee from Holdco or the Company or any of their other subsidiaries during such immediately preceding month. The Per Employee Fee is the current fee generally charged in this regard with respect to Blackstone’s portfolio companies generally and provided to Holdco and the Company prior to such request.

(b) Group Purchasing. Blackstone facilitates a group purchasing program, which harnesses the purchasing power of a large number of Blackstone’s private equity portfolio companies. BMP agrees to make available to Holdco, the Company and their respective subsidiaries the opportunity to participate in Blackstone’s group purchasing program. Any such participation would be on terms mutually agreed by the Company and BMP. Holdco and the Company acknowledge that BMP may receive commissions, payments or fees from vendors or other third parties in connection with spending through Blackstone’s group purchasing program.

(c) Energy Efficiency. Further, Blackstone, through one or more of its funds, has a majority investment in RE Tech Advisors (“RE Tech”), an energy audit / consulting firm that identifies and implements energy efficiency, emissions reductions, and ESG programs, calculates return on investment and tracks performance post-completion. During BCP’s consideration of the Transaction and, as of the Closing Date, Blackstone has engaged with RE Tech, for the benefit of the Company and BCP, to help evaluate opportunities for improving the energy efficiency and supporting emissions reduction efforts of the Company. The Company agrees to reimburse BMP for Out-of-Pocket Expenses incurred in connection with such evaluation and tracking pursuant to Section 3 hereof. Following such initial evaluation, the Company may engage with RE Tech to continue to provide ongoing services on terms mutually agreed by the Company and RE Tech.

(d) No Other Services. Except as otherwise expressly set forth in this Agreement, neither BMP nor any of its affiliates will have any obligation to provide services to Holdco or the Company or any of their respective subsidiaries absent an agreement between BMP or its relevant affiliate and Holdco or the Company with respect to the scope of such services and the payment to be made for providing such services. It is further expressly agreed that the Ops Support or any other service provided by BMP hereunder will not include investment banking or other financial advisory services in connection with any specific acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction by Holdco, the Company or any of their respective affiliates. If it is subsequently agreed that any such services may be provided, the relevant Blackstone entity may be entitled to receive additional compensation for providing services of the type specified in the preceding sentence by mutual agreement of Holdco, the Company or any such affiliate, on the one hand, and the relevant Blackstone entity, on the other hand. For the avoidance of doubt, no services under this agreement shall be provided in connection with any public offering of debt or equity securities or otherwise as a broker.

(e) Opportunity to Provide Future Services. If Holdco, the Company or any of their respective subsidiaries determines that it is advisable for Holdco, the Company or such subsidiary to hire a financial advisor, consultant, investment banker or any similar advisor (but for the avoidance of doubt, not any legal advisors) in connection with any acquisition, divestiture, disposition, merger, consolidation, restructuring, refinancing, recapitalization, issuance of private or public debt or equity securities (including, without limitation, an initial public offering of equity securities), financing or similar transaction (in each case, outside the ordinary course of business), it will use commercially reasonable efforts to notify BMP of such determination in writing. Upon the request of BMP, the parties will negotiate in good faith to agree upon appropriate services, compensation, indemnification and other terms upon which Holdco, the Company or such subsidiary would hire the relevant Blackstone entity to provide such services. However, Holdco, the Company or such subsidiary will not be required to hire Blackstone or any of its affiliates for such services.

(f) Monitoring of Ongoing Operations and Strategic Transactions. Even in the absence of discrete compensation, Blackstone expects to have its investment professionals actively monitor the operations of Holdco, the Company and their respective subsidiaries, including through regular on-site visits. In addition, Blackstone may from time to time, on behalf of Holdco or the Company, evaluate strategic transactions and other initiatives that are viewed by Blackstone as potentially being for the benefit of Holdco or the Company. Whether or not such transactions or initiatives are ultimately consummated or realized, as described below, Blackstone and its affiliates will be entitled to reimbursement from Holdco and the Company of their Out-of-Pocket Expenses incurred in connection with their efforts in this regard (including in connection with such ongoing monitoring) in accordance with Section 3.

SECTION 3. Reimbursements.

The Company will pay, or cause to be paid, directly (or else reimburse) BMP and its affiliates (including the funds managed by BMP) for their respective Out-of-Pocket Expenses (as defined below). For the purposes of this Agreement, the term “Out-of-Pocket Expenses” means the reasonable and documented out-of-pocket costs and expenses incurred by BMP and its affiliates in connection with (i) the Ops Support, (ii) any other services provided or arranged by them under this Agreement or any other agreement with Holdco, the Company or any of their respective subsidiaries (including prior to the date hereof), (iii) in order to make Securities and Exchange Commission and other filings (such as antitrust or other regulatory filings or notices) required to be made by BCP or any of its affiliates in respect of or otherwise relating to the ownership or voting by BCP or any of its affiliates of equity securities of Holdco, the Company or any of their respective subsidiaries or any of their respective successors or acquirers (i.e., relating to securities of any such successor or acquirer that may be acquired by BCP or its affiliates), (iv) in connection with the general monitoring as well as in connection with the evaluation of strategic transactions or other initiatives, all as contemplated by Section 2(f) above, or (v) otherwise incurred by BMP and its affiliates from time to time in the future in connection with the direct or indirect acquisition, ownership, voting, or subsequent sale or transfer by BCP or its affiliates of capital stock of Holdco, the Company or any of their respective subsidiaries or any successor, including in the case of (i) through (v), without limitation, (A) fees and disbursements of any independent professionals and organizations, including independent accountants, outside legal counsel and other consultants, retained in connection therewith by BCP, BMP or any of their affiliates, (B) costs of any outside services or independent contractors such as financial printers, couriers, business publications, on-line financial services or similar services, retained or used by BCP, BMP or any of their respective affiliates in connection therewith, and (C) transportation and per diem cost in connection with travel to and from Blackstone’s offices and other locations on Company-related business. All payments or reimbursements for Out-of-Pocket Expenses will be made within 20 days of the request for payment or reimbursement.

SECTION 4. Tax and Other Information and Reporting Responsibilities.

(a) Tax-Related Information – General. The Company will promptly make available to Blackstone all books, records and files of Holdco, the Company, its subsidiaries and any Portfolio-Level Holding Company, as defined below (collectively, the “Portfolio Group”) with respect to tax matters as may be reasonably requested by Blackstone and shall use reasonable efforts to comply with any requests by Blackstone for any tax-related information (including any applicable state withholdings) of the Portfolio Group. A “Portfolio-Level Holding Company” means any entity (i) which owns, directly or indirectly, all or a portion of the equity of the Company and (ii) in which each of BCP and the Company’s management own, directly or indirectly, all or a portion of the equity.

(b) Responsibility for Tax Returns. The Company will be responsible for the preparation, signing and filing of all tax returns and the maintenance of all books and records of each member of the Portfolio Group.

(c) Tax-Related Information – Pass-Through Entities. With respect to any Portfolio-Level Holding Company that is treated as a pass-through entity for U.S. federal income tax purposes and, in the case of the Company, if it is treated as pass-through entity for U.S. federal income tax purposes, the Company will deliver to BCP the following information with respect to each such entity: (i) at least twenty (20) days prior to each of April 15, June 15, September 15 and December 15, estimates of net taxable income for the current taxable year of the Company through the end of the month prior to the applicable estimated tax payment date for such taxable quarter, with an updated estimate for such taxable year to be delivered within 45 days after the end of the Company’s taxable year-end and an additional updated estimate within 90 days after the end of the Company’s taxable year-end (which, in each case, shall use commercially reasonable efforts to include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), and (ii) within 150 days after the entity’s year-end, a final Schedule K-1 for such taxable year, along with copies of all other federal, state and local income tax returns or reports filed by the entity for such year as may be required as a result of the operations of the entity (which, in each case, shall include the separate allocation of effectively connected income, unrelated business taxable income, and all other separately stated items), a schedule of book-tax differences for the immediately preceding tax year, and such other tax information as shall be reasonably necessary for the preparation by Blackstone of their federal, state and local income tax returns and other tax information reporting.

(d) CFC and PFIC Status and Information. Each member of the Portfolio Group shall provide to BCP such information as BCP may reasonably request at any time or from time to time in order to permit BCP (i) to determine whether any member of the Portfolio Group has been or may become a “passive foreign investment company” (a “PFIC”) or a “controlled foreign corporation” (or a corporation having a similar status) for purposes of the Code and (ii) to determine the consequences to BCP or any of its direct or indirect investors of such status. If any member of the Portfolio Group is determined to be a PFIC, the Company shall provide to BCP such information reasonably necessary to make or maintain any election available under the Code related to PFIC status, including a “qualified electing fund” (“QEF”) election. Information necessary to permit BCP (or its direct or indirect investors) to make a QEF election with respect to any member of the Portfolio Group shall be provided to BCP as soon as reasonably practicable after the end of each fiscal year and each member of the Portfolio Group shall use reasonable best efforts to provide BCP such information within 90 days after the end of the fiscal year of the relevant member of the Portfolio Group for which it is determined that such an election may be made.

(e) Portfolio Company Information. For so long as BCP directly or indirectly owns equity in Holdco or the Company and continues to have a reporting obligation with respect thereto, either to investors or to governmental authorities, in order to facilitate (i) Blackstone’s compliance with legal and regulatory requirements applicable to the beneficial ownership by BCP and its affiliates of equity securities of Holdco and/or the Company, and (ii) BMP’s oversight of BCP’s investment in Holdco and/or the Company, each of Holdco and the Company agrees promptly to provide each of BCP and BMP with such information concerning Holdco, the Company and their respective subsidiaries, including its finances and operations, as BMP or BCP may from time to time request. Holdco and the Company each recognizes and confirms that BCP and BMP (a) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the Ops Support and any other services contemplated by this Agreement or any other agreement with the Company without having independently verified the same, (b) does not assume responsibility for the accuracy or completeness of the Information and such other information and (c) is entitled to rely upon the Information without independent verification.

(f) Sharing of Information. Individuals associated with Blackstone or its affiliates may from time to time serve on the boards of directors of Holdco and the Company and their respective subsidiaries. Holdco and the Company, on their own behalf and on behalf of their respective subsidiaries, recognize that such individuals (i) will from time to time receive non-public information concerning Holdco, the Company and their respective subsidiaries, and (ii) may share such information with other individuals associated with Blackstone or its affiliates. Such sharing will be for the dual purpose of facilitating support to such individuals in their capacity as directors and enabling BCP, as an equity holder, to better evaluate the Company’s performance and prospects. Holdco and the Company, on behalf of themselves and their respective subsidiaries, hereby irrevocably consent to such sharing.

(g) In the event Holdco, the Company or any of their respective subsidiaries wish to receive Data Science Services (as defined below): In order to receive Data Science Services (as defined below), Holdco, the Company and their respective subsidiaries agree promptly to provide Blackstone Administrative Services Partnership L.P. and/or one of its affiliates (“BASP”) with such information or data concerning Holdco, the Company and their respective subsidiaries, including their finances and operations, as BASP may from time to time request. The Company also agrees that each of BCP and BMP may share any Information obtained in accordance with this Agreement with BASP and that BASP may share information with BCP and BMP. The Company represents, warrants and covenants that no Personal Information (as defined below) will be shared by the Company, Holdco or their respective subsidiaries with BASP pursuant to this Agreement without the prior written consent of BASP. In the event that BASP provides such consent, unless otherwise explicitly agreed between the parties, BASP certifies that it will not (i) sell the Personal Information to third parties; (ii) retain, use or disclose the Personal Information for any purpose other than for the business purposes specified in the Agreement with Holdco, the Company or their respective subsidiaries, including retaining, using or disclosing the Personal Information for a commercial purpose other than the business purposes specified in the Agreement, or as otherwise required or permitted by applicable law; (iii) retain, use or disclose the Personal Information outside of the direct business relationship between BASP and Holdco, the Company or their respective subsidiaries; or (iv) combine the Personal Information with personal information BASP receives from or on behalf of a third party (or third parties), provided that BASP may combine the Personal Information as permitted by applicable law. Holdco, the Company and their respective subsidiaries shall enter into any further agreement reasonably requested by BASP for purposes of compliance with applicable law with respect to Personal Information. In case of any conflict between this Agreement and any such further written agreement with regard to the processing of Personal Information, such further agreement shall prevail. The Company may, subject to BASP’s prior written consent, reasonably monitor BASP’s compliance with its obligations under this Section 4(g) as necessary to comply with applicable law. For purposes of this Agreement, “Data Science Services” means (i) developing raw (unmodified) and derivative data products for potential marketing to the Company’s customers or for other potential uses related to the Company enhancing the products or services the Company provides to its customers, (ii) undertaking investment sourcing, due diligence, and business operational improvement projects at the Company or Company affiliates, or (iii) performing other data analytics or processing services for or on behalf of the Company or Company affiliates, and “Personal Information” means any information relating to an identified or identifiable natural person made available by or on behalf of the Company, Holdco or their respective subsidiaries to BASP pursuant to the Agreement, including, but not limited to, information that identifies, relates to, describes, is reasonably capable of being associated with or could reasonably be linked, directly or indirectly, with a particular individual or household. Notwithstanding the foregoing, if any of the above obligations of BASP are required for BASP to be deemed a “service provider” under the California Privacy Rights Act of 2020 (“CPRA”) but are not required for BASP to be deemed a

“service provider” under the California Consumer Privacy Act of 2018, then BASP shall not be in breach of this clause (g) for failing to perform any such obligations with respect to any Personal Information provided to BASP prior to January 1, 2022. Further, with respect to any Personal Information provided to BASP on or after January 1, 2022, this Agreement hereby incorporates by reference all provisions that are required by the CPRA to be included in any agreement between a “business” and a “service provider” (each as defined in the CPRA).

SECTION 5. Indemnification.

(a) General. Holdco and the Company, on a joint and several basis, shall indemnify and hold harmless BMP, BASP, their affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives (each such person being an “Indemnified Party”) from and against any and all actions, suits, proceedings, investigations, losses, demands, claims, damages, liabilities, costs, charges and reasonable and documented expenses (including, without limitation, reasonable and documented attorneys’ fees and expenses and any other reasonable and documented litigation-related expenses), including in connection with seeking indemnification, whether joint or several (the “Liabilities”), related to, arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other similar agreement with the Company or Holdco or any of their respective affiliates or the engagement of BMP or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by, this Agreement or any other agreement with the Company or Holdco or any of their respective affiliates whether or not pending or threatened, whether or not an Indemnified Party is a party, whether or not resulting in any liability. Holdco and the Company on a joint and several basis shall reimburse any Indemnified Party for all reasonable and documented costs and expenses (including attorneys’ reasonable and documented fees and expenses and any other reasonable and documented litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any such pending or threatened action, claim, demand, suit, investigation or proceeding for which the Indemnified Party would be entitled to indemnification under the terms of the previous sentence, or any such matter related to or arising therefrom, whether or not such Indemnified Party is a party thereto. The Company and Holdco each agrees that it shall not, without the prior written consent of the Indemnified Party, directly or indirectly settle, compromise or consent to the entry of any judgment in any pending or threatened action, claim, demand, suit, investigation or proceeding contemplated by this Section 5 (if any Indemnified Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Indemnified Party from all liability, known or unknown, without future obligation or prohibition on the part of the Indemnified Party, related to, arising out of or in connection with such action, claim, suit, investigation or proceeding, and does not contain an admission of guilt or liability on the part of the Indemnified Party. The Company and Holdco will not be liable under the foregoing indemnification provision with respect to any particular loss, claim, demand, damage, liability, cost or expense of an Indemnified Party that is determined by a court, in a final judgment from which no further appeal may be taken, to have resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party. The reasonable and documented attorneys’ fees and other expenses of an Indemnified Party shall be paid by the Company or Holdco to the extent reasonably practicable as they are incurred upon receipt, in each case, of an undertaking by or on behalf of the Indemnified Party to repay such amounts if it is judicially determined by a final, non-appealable judgment of a court of competent jurisdiction that the Liabilities in question resulted solely from the fraud, gross negligence or willful misconduct of such Indemnified Party.

(b) Primary, Non-Exclusive Rights. The rights of an Indemnified Party to indemnification hereunder will be in addition to any other rights and remedies any such person may have under any other agreement or instrument to which the Indemnified Party is or becomes a party or is or otherwise becomes a beneficiary or under any law or regulation. In that regard, the Company acknowledges and agrees that the Company will be fully and primarily responsible for the payment to an Indemnified Party in respect of indemnification or advancement of expenses in connection with any jointly indemnifiable claim (as defined below), pursuant to and in accordance with the terms of this Agreement, irrespective of any right of recovery the Indemnified Party may have from the Indemnitee-related entities (as defined below). Under no circumstance shall the Company be entitled to any right of subrogation or contribution by the Indemnitee-related entities and no right of advancement or recovery the Indemnified Party may have from the Indemnitee-related entities shall reduce or otherwise alter the rights of the Indemnified Party or the obligations of the Company hereunder. In the event that any of the Indemnitee-related entities shall make any payment to the Indemnified Party in respect of indemnification or advancement of expenses with respect to any jointly indemnifiable claim, the Indemnitee-related entity making such payment shall be subrogated to the extent of such payment to all of the rights of recovery of the Indemnified Party against the Company, and the Indemnified Party shall execute all papers reasonably required and shall do all things that may be reasonably necessary to secure such rights, including the execution of such documents as may be necessary to enable the Indemnitee-related entities effectively to bring suit to enforce such rights. The Company and each Indemnified Party agree that each of the Indemnitee-related entities shall be third-party beneficiaries with respect to this Section, entitled to enforce this Section as though each such Indemnitee-related entity were a party to this Agreement.

(c) Definitions. For purposes of this Section 5(c), the following terms shall have the following meanings:

(i) The term “jointly indemnifiable claims” shall be broadly construed and shall include, without limitation, any action, suit or proceeding for which an Indemnified Party shall be entitled to indemnification or advancement of expenses from both the Indemnitee-related entities and the Company pursuant to the Delaware General Corporation Law, any agreement or the certificate of incorporation, bylaws, partnership agreement, operating agreement, certificate of formation, certificate of limited partnership or comparable organizational documents of the Company or the Indemnitee-related entities, as applicable.

(ii) The term “Indemnitee-related entities” means any corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise (other than the Company or any other corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise an Indemnified Party has agreed, on behalf of the Company or at the Company’s request, to serve as a director, officer, employee or agent and which service is covered by the indemnity described in this Agreement) from whom an Indemnified Party may be entitled to indemnification or advancement of expenses with respect to which, in whole or in part, the Company may also have an indemnification or advancement obligation (other than as a result of obligations under an insurance policy).

SECTION 6. Disclaimer, Opportunities, Release and Limitation of Liability.

(a) Disclaimer; Standard of Care. Each of BMP and BASP makes no representations or warranties, express or implied, in respect of the Ops Support, Data Science Services or any other service to be provided hereunder or under any other agreement with the Company. In no event will BMP, BASP or any Indemnified Party be liable to the Company or any of its affiliates for any act, alleged act, omission or alleged omission that does not constitute fraud, gross negligence or willful misconduct of BMP or BASP, as applicable, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Freedom to Pursue Opportunities. In recognition that Blackstone and its affiliates currently have, and will in the future have or will consider acquiring, investments in numerous companies with respect to which Blackstone or its affiliates or employees may serve as an advisor, a director or in some other capacity, in recognition that Blackstone and its affiliates have myriad duties to various investors and partners, in anticipation that the Company, on the one hand, and Blackstone (or one or more affiliates, associated investment funds or portfolio companies), on the other hand, may engage in the same or similar activities or lines of business and have an interest in the same areas of corporate opportunities, in recognition of the benefits to be derived by the Company hereunder, and in recognition of the difficulties which may confront any advisor who desires and endeavors fully to satisfy such advisor’s duties in determining the full scope of such duties in any particular situation, the provisions of this Section 6(b) are set forth to regulate, define and guide the conduct of certain affairs of the Company as they may involve Blackstone. Except as Blackstone or BCP or BMP may otherwise agree in writing after the date hereof:

(i) Blackstone and its affiliates shall have the right: (A) directly or indirectly to engage in any business and invest in debt, equity or other securities of, or provide advice to, any company or other entity, including, without limitation, any company, entity, business activities or lines of business that are the same as or similar to those pursued by, or competitive with, the Company and its subsidiaries; (B) directly or indirectly to do business with any client or customer of the Company and its subsidiaries; (C) to take any other action that Blackstone believes in good faith is necessary to or appropriate to fulfill its obligations as described in the first sentence of this Section 6(b); and (D) not to present potential transactions, matters or business opportunities to the Company or any of its subsidiaries, and to pursue, directly or indirectly, any such opportunity for themselves, and to direct any such opportunity to another person.

(ii) Blackstone and its affiliates shall have no duty (contractual or otherwise) to communicate or present any corporate opportunities to the Company or any of its affiliates or to refrain from any actions specified in Section 6(b)(i) hereof, and the Company, on its own behalf and on behalf of its affiliates, hereby irrevocably waives any right to require Blackstone or any of its affiliates to act in a manner inconsistent with the provisions of this Section 6(b).

(iii) Neither Blackstone nor any of its affiliates shall be liable to the Company or any of its affiliates for breach of any duty (contractual or otherwise) by reason of any activities or omissions of the types referred to in this Section 6(b) or of any such person’s participation therein.

(c) Release. The Company hereby irrevocably and unconditionally releases and forever discharges Blackstone, BMP, BCP, BASP and their respective affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives from any and all liabilities, claims, causes of action, demands, actions, suits or proceedings related to, arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other agreement with the Company or the engagement of BMP or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by, this Agreement or any other agreement with the Company that the Company may have, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction.

(d) Limitation of Liability. In no event will BMP, BASP or any Indemnified Party be liable to the Company or any of its affiliates (i) for any indirect, special, incidental or consequential damages, including, without limitation, lost profits or savings, whether or not such damages are foreseeable, or for any third-party claims (whether based in contract, tort or otherwise), related to, arising out of or in connection with the Ops Support, Data Science Services or any other services contemplated by this Agreement or any other agreement with the Company or the engagement of BMP or BASP pursuant to, and the performance of the Ops Support, Data Science Services or any other services contemplated by, this Agreement or any other agreement with the Company that the Company may have with any Blackstone entity, or may claim to have, on or after the date hereof, except with respect to any act or omission that constitutes fraud, gross negligence or willful misconduct as determined by a final, non-appealable determination of a court of competent jurisdiction or (ii) for an amount in excess of the fees actually received by BMP or BASP or the relevant Blackstone entity hereunder or under any other applicable agreement.

SECTION 7. Termination. This Agreement will continue in full force and effect for so long as the Blackstone and its affiliates collectively and beneficially own, directly or indirectly, any securities of Holdco, the Company, their respective successors, any parent entity of Holdco or the Company or such successor; provided that Blackstone, BMP or BCP may terminate this Agreement at any time by providing at least thirty (30) days advance written notice to Holdco and the Company. For the avoidance of doubt, termination of this Agreement will not relieve any party from liability for any breach of this Agreement at or prior to such termination. In the event of a termination of this Agreement, on the date of such termination, Holdco and the Company, jointly and severally, will pay to Blackstone (or its designee) all unpaid fees due to Blackstone and its affiliates with respect to periods ending on the date of termination and will reimburse the Blackstone and its affiliates for all Out-of-Pocket Expenses as of such date of termination.

SECTION 8. Miscellaneous.

(a) Amendments. No amendment or waiver of any provision of this Agreement, or consent to any departure by any party hereto from any such provision, will be effective unless it is in writing and signed by each of the parties hereto. Any amendment, waiver or consent will be effective only in the specific instance and for the specific purpose for which given. The waiver by any party of any breach of this Agreement will not operate as or be construed to be a waiver by such party of any subsequent breach.

(b) Notices. Any notices or other communications required or permitted hereunder shall be made in writing and will be sufficiently given if delivered personally or sent by email with confirmed receipt, or by overnight courier, addressed as follows or to such other address of which the parties may have given written notice:

if to BMP or BCP:

c/o Blackstone Inc. 345 Park Avenue
New York, New York 10154
Attention:	Joseph Baratta
Anushka Sunder
email:	[email addresses]

with a copy (which copy shall not constitute notice) to:

Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, New York 10017-3954
Attention:	Anthony Vernace
email:	[email address]

if to the Company:

Mozart Holdings, LP
Three Lakes Drive
Northfield, IL 60093
Attention: Alex Liberman
Email:	[email address]

c/o Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention:	Elizabeth A. Cooper Naveed Anwar
Email:	[email addresses]

and

c/o Wachtell, Lipton, Rosen & Katz 51 West 52nd Street
New York, NY 10019
Attention:	Steven A. Rosenblum
Adam O. Emmerich
Zachary S. Podolsky
Email:	[email addresses]

and

c/o Blackstone Inc. 345 Park Avenue
New York, NY 10154
Attention:	Joseph Baratta
Anushka Sunder
Email:	[email addresses]

and

c/o The Carlyle Group
One Vanderbilt Avenue, Suite 3400
New York, NY 10017
Attention:	Steve Wise
William McMullen
Zachary Marshall
Email:	[email addresses]

and

c/o Hellman & Friedman LLC 415 Mission Street, Suite 5700
San Francisco, CA 94105
Attention:	Arrie R. Park
Email:	[email address]

and

c/o Simpson Thacher & Bartlett LLP 425 Lexington Avenue
New York, NY 10017
Attention:	Ravi Purushotham
Atif Azher
Anthony Vernace
Email:	[email addresses]

Unless otherwise specified herein, such notices or other communications will be deemed received (i) on the date delivered, if delivered personally or sent by email, in each case with confirmed receipt, and (ii) one business day after being sent by overnight courier.

(c) Entire Agreement. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof, and supersedes all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

(d) Governing Law. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS THEREOF.

(e) Consent to Jurisdiction; Waiver of Jury Trial. Each party hereto hereby (i) agrees than any action, directly or indirectly, arising out of, under or relating to this Agreement or the Transactions shall exclusively be brought in the Delaware Court of Chancery sitting in Wilmington, Delaware (the “Court of Chancery”) and shall exclusively be heard and determined by the Court of Chancery, unless the Court of Chancery determines that it does not then have subject matter jurisdiction over such action, in which case any such action shall then exclusively be brought in and shall exclusively be heard and determined by either the Supreme Court of the State of New York sitting in Manhattan or the United States District Court for the Southern District of New York, and (ii) solely in connection with the action(s) contemplated by subsection (i) hereof, (A) irrevocably and unconditionally consents and submits to the exclusive jurisdiction of the courts identified in subsection (i) hereof, (B) irrevocably and unconditionally waives any objection to the laying of venue in any of the courts identified in clause (i) of this paragraph (e), (C) irrevocably and unconditionally waives and agrees not to plead or claim that any of the courts identified in such clause (i) is an inconvenient forum or does not have personal jurisdiction over any party hereto, and (D) agrees that mailing of process or other papers in connection with any such action in the manner provided herein or in such other manner as may be permitted by applicable law shall be valid and sufficient service thereof. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any claim or action directly or indirectly arising out of, under or in connection with this Agreement, the Transactions or the services contemplated hereby.

(f) Assignment. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by the Company without the prior written consent of BMP; provided, however, that (i) BMP may assign or transfer its duties or interests hereunder to any of its affiliates at the sole discretion of BMP, and (ii) BCP may, to the extent necessary to maintain venture capital operating company status, assign, on a “shared basis”, its rights under Section 4 to any affiliated private equity fund. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The parties acknowledge and agree that BMP and its affiliates and their respective partners (both general and limited), members (both managing and otherwise), officers, directors, employees, agents and representatives as well as any assignee(s) of BCP as described in clause (ii) above, are intended to be third-party beneficiaries under Sections 3, 4, 5 and 6 hereof, as applicable.

(g) Counterparts. This Agreement may be executed by one or more parties to this Agreement on any number of separate counterparts (including by facsimile), and all of said counterparts taken together will be deemed to constitute one and the same instrument.

(h) Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction will, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction will not invalidate or render unenforceable such provision in any other jurisdiction.

(i) Payments. Each payment made by the Company pursuant to this Agreement shall be paid by wire transfer of immediately available funds to such account or accounts as specified by BMP or the relevant recipient to the Company prior to such payment. Such payments and reimbursements shall be paid free and clear of any withholding taxes, setoff, deduction or other right that the Company may have against BMP, or any of its affiliates or any other person; provided that, such payments and reimbursements shall only be paid free and clear of any withholding taxes if BMP or the relevant recipient provides the Company with a recent and properly completed and executed Internal Revenue Service Form W-9 prior to the date on which the applicable payment or reimbursement is required to be made.

(j) Confidentiality. Without the prior written consent of BMP, the Company will not, and will not permit its parent holding company to, in either case directly or indirectly, disclose to any other person (other than affiliates, employees, officers, directors, advisors and other representatives) this Agreement or the terms hereof or any of the terms, conditions or other facts with respect to any services provided hereunder, except such disclosure that must be made in order to comply with applicable law, regulation or legal or judicial process (including any stock exchange rules and regulations). The term “person” as used in this letter agreement will be interpreted broadly to include the media and any corporation, company, group, partnership or other entity or individual.

(k) Captions. The captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement.

[signature page follows]

The undersigned have executed, or have caused to be executed, this Support and Services Agreement as of the date first written above.

BLACKSTONE MANAGEMENT PARTNERS L.L.C.

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

BLACKSTONE CAPITAL PARTNERS VIII L.P.
By:	BLACKSTONE MANAGEMENT ASSOCIATES VIII L.P.,
its general partner
By: BMA VIII L.L.C., its general partner

By:	/s/ Christopher Striano
Name: Christopher Striano
Title: Senior Managing Director and Chief Operating Officer of Global Finance

MOZART HOLDINGS, LP

By:	/s/ Charles N. Mills
Name: Charles N. Mills
Title: Chief Executive Officer

MEDLINE INDUSTRIES, LP

By:	/s/ Charles N. Mills
Name: Charles N. Mills
Title: Chief Executive Officer